EXHIBIT 10.35

            THIS AGREEMENT made and entered into the day of August 1988, by and between Shoney's, Inc., a Tennes-see corporation, with its principal place of business located at 1727 Elm Hill Pike, Nashville, Tennessee,
 37210 (hereinafter referred to as the ("Licensor"), TPI Enterprises, Inc. a New Jersey corporation, with its principal place of business located at 885 Third Avenue, New York, New York 10022 (hereinafter referred to as
 "TPI") and Shoney's South, Inc., a Tennessee corporation, with its principal place of business located at 2158
 Union Avenue, Memphis, Tennessee 38174, (hereinafter referred to as the "Licensee").

                      WITNESSETH

            WHEREAS, Licensee has entered into certain
Reserved Area and License Agreements (as modified by an
Addendum) with Licensor pursuant to which Licensee has the exclusive rights in certain territories to develop and operate restaurants using the "Shoney's" service mark, which Agreements are identified on Exhibits 1 and 2 hereof,

            WHEREAS, Licensee has entered into certain
Reserved Area and License Agreements (as modified by an


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Addendum) with Licensor pursuant to which Licensee has
the exclusive rights in certain territories to develop and operate restaurants using the "Captain D's" service mark, which Agreements are identified on Exhibits 3 and 4 hereof,

                  WHEREAS, TPI has become and continues to be the beneficial owner of a majority of the shares of common stock of Licenses,

                  WHEREAS, Licensee, TPI and Licensor mutually wish to amend certain of the terms and conditions of the License Agreements, as modified by the Addenda thereto, identified on Exhibits 2 and 4 hereof,

                  NOW THEREFORE, for and in consideration of the sum of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensee, TPI and Licensor agree as follows:

                   1. Paragraph 5(c) of each License Agreement, as modified by the Addendum to each such License Agree-ment, is further amended to require that in the event that Licensee's balance sheet, statement of income, statement of changes in financial position and statement of changes in equity are no longer made available to the public, then, during any such period of unavailability,

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 TPI shall furnish to Licensor such financial information
 for TPI when and to the extent such information is made available to the public. Should TPI's financial informa-tion and/or statements not be made available to the pub-lic, it is agreed that TPI will nevertheless provide such information to Licensor within forty-five (49) days after the end of each of TPI's first three fiscal quarters and within ninety (90) days after the end of TPI's fiscal year.

                 2. Paragraph 8(d) of each License Agreement, as modified by the Addendum to each such License Agree-ment, is further amended to provide that Licensee Will not operate any Shoney's or Captain D's restaurant as a twenty-four (24) hour concept, provided however, Licensee is entitled to operate Shoney's and Captain D's restau-rants during hours of operation ion consistent with the prior operation by Licensee of such restaurants it operates under the Licensee Agreements identified on Exhibits 2 and 4 hereof including on a twenty-four (24) consecutive hourly basis for special events.

                 3. Neither Licensee nor TPI will in the future issue any public equity, public debt or any other type of public financing whatsoever, including, without limita-tion, financing that would be public but for an exemption


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 from the registration thereof, using the word "Shoney's"
 as part of the name of Licenses or any successor thereto, except as may be necessary by reason of any applicable federal or state law.

                   4. Paragraph 18(a) of each License Agreement, as modified by the Addendum to each such License Agree-mentn is further amended to add the following: in the event that the shares of stock or interests in such stock of Licensee are to be sold or transferred, Licensee and TPI, if possible, shall suggest to any prospective buyer of such shares that it meet with Licensor to discuss such buyer's possible operations of Licensee's business. It is understood and agreed, however, that the failure of any prospective buyer to meet with Licensor prior to an acquisition of such shares of Licenses shall not affect any right that exists to sell the stock of Licensee with-out the prior consent or approval of Licensor.

                   5. Paragraph 19 of each License Agreement, as modified by the Addendum to each such License Agreement, is further amended to state:



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                 (i) the standards for determining whether a
food service business is "similar" to the food service businesses operated under the Shoney's System and the Captain D's System shall include without limitation a consideration of (a) whether the food service business has a liquor license, (b) the concept and style of the food service business, (c) the average check price,
(d) the primary market segment targeted and (e) the menu items offered.

                 (ii) TPI and any successor thereto is a
"related corporation" of Licensee as that term is used in Paragraph 19 of each License Agreement, as modified by the Addendum to each such License Agreement.

                 (iii) The officers. directors and key employ-ees of Licensee, specified in the Agreements identified in Exhibits 2 and 4 hereto, and such successor management that assume the same or comparable management positions with Licensee as those officers, directors and key em-ployees now hold (hereinafter referred to as "Covered Employees"), are covered by Paragraph 19 of each License Agreement, as modified by the Addendum to each such Li-cense Agreement, during the period of their employment by Licensee and for twelve (12) months after termination of such employment. Notwithstanding the foregoing, it is

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 understood and agreed, however, that in the event any
 Covered Employee while in the employ of Licenses and without Licensee's knowledge or after termination of his employment by Licensee fails to comply with the terms of Paragraph 19 of each License Agreement, as modified by the Addendum to each such License Agreement, such failure shall not constitute a breach by Licensee of any License
 Agreement or Reserved Area Agreement between Licensee and
 Licensor, or a cause for default or termination of any such License Agreement or Reserved Area Agreement.

                   6. Notwithstanding Paragraph 20(i) and (j) of each License Agreement, Licensor agrees that it will unreasonably withhold its consent to the closure of any restaurant operated under license by Licensee from Llcen-sor that is not operating profitably or for which the term of the License Agreement extends beyond the term of any lease for the restaurant in question; provided, how-ever, any such unit, so closed, shall not be converted by Licensee or TPI to another restaurant similar to the restaurants operated under the "Shoney's", "Captain D's" or "Lee's Famous Recipe" system. Any such unit closed shall be replaced so that, on July 1, 1993, the net num-ber of both Shoney's and Captain D's restaurants operated by Licensee under license from Licensor shall be the same

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 or greater than the number of such restaurants operated
 by Licensee on July 1, 1988. A failure to meet this goal shall result in termination of all Licensee's Reserved
 Area Agreements (identified on Exhibits 1 and 3 hereto).
 A failure to meet this goal shall not, however operate to terminate any then existing License Agreement between Licensee and Licensor; provided, further, that a unit that is sold to another franchisee of Licensor, who exe-cutes a License Agreement with Licensor for operation of that unit shall not count as a "closed" unit.

                  7. In the event Licensee, with the approval of Licensor, opens any new restaurants to be operated under license by Licensee from Licensor or acquires any restau-rant(s) operated by others under license from Licensor, Licensee's operation of such restaurant(s) shell be gov-erned by the execution of a License Agreement for such restaurants in the form of the License Agreement then in effect (unless a different applicable form of License
Agreement has previously been agreed upon by the parties) as modified by the Addendum to such License Agreements and by this Agreement (except with respect to Royalty
Rate) and with such changes in points of detail as are necessary.


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                 8. The parties agree to execute, or cause to
be executed, such other and further documents and/or instruments as may be necessary or appropriate to carry out the agreements set forth herein.

          9. It is agreed and understood that by reason of its signing this Agreement, TPI is not and shall not be construed to be a licensee of Licensor and that TPI is not and shall not be construed to be a party to any Li-cense Agreements between Licensor and Licensee.

                 10. This Agreement and the covenants, restric-tions and limitations contained herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                       SHONEY'S, INC.

                       By:
                       Title:

                       SHONEY'S SOUTH, INC.

                       By: /s/ Larry R. Waeber
                       Title: Sr. Vice Pres. C.D.O.

                       TPI ENTERPRISES, INC.

                       By:

                       Title:

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